Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries:	Investor Inquiries:
Robert Schettino	Linda Snyder
408 588 8179	408 588 8405
Robert_Schettino@hyperion.com	Linda_Snyder@hyperion.com

HYPERION NAMES HEIDI MELIN CHIEF MARKETING OFFICER

SANTA CLARA, Calif., June 14, 2005 — Hyperion (Nasdaq: HYSL), the global leader in Business Performance Management software, today announced that Heidi Melin has been appointed Chief Marketing Officer for the company. Melin brings more than 15 years of experience in enterprise software marketing to the post.

In her new role, Melin will be responsible for all aspects of Hyperion’s global marketing strategy, including branding, communications, business development and product, customer and field marketing.

“Heidi brings the mix of experience, teamwork and talent needed to lead our marketing organization,” said Godfrey Sullivan, Hyperion CEO. “Her depth of knowledge and creativity will help us advance the world-class program we’ve been building.”

Melin comes to Hyperion from PeopleSoft, where she held leadership positions including group vice president, Marketing Services and director of Creative Services. At PeopleSoft, Melin led the marketing services organization, managing a global team of more than 160 marketing professionals.

Melin brings particular strength in brand management, having led PeopleSoft’s brand integration initiatives following its acquisitions of Vantive Corporation and JD Edwards. Prior to joining PeopleSoft, Melin worked for leading technology advertising agencies Hodskins Simone and Searles and Foote/Pacific, where she was responsible for the strategic direction of integrated marketing programs for a variety of high tech clients.

Melin holds a bachelor of arts from Willamette University in Salem, Oregon.

About Hyperion

Hyperion Solutions Corporation is the global leader in Business Performance Management software. More than 10,000 customers — including 91 of the Fortune 100 — rely on Hyperion software to translate strategies into plans, monitor execution and provide insight to improve financial and operational performance. Hyperion combines the most complete set of interoperable applications with the leading Business Intelligence platform to support and create Business Performance Management solutions. A network of more than 600 partners provides the company’s innovative and specialized solutions and services.

Named one of the FORTUNE 100 Best Companies to Work For 2004, Hyperion employs approximately 2,500 people in 20 countries. Distributors represent Hyperion in an additional 25 countries. Headquartered in Santa Clara, California, Hyperion generated annual revenues of $622 million for the 12 months that ended June 30, 2004. Hyperion is traded under the Nasdaq symbol HYSL. For more information, please visit www.hyperion.com, www.hyperion.com/contactus or call 800 286 8000 (U.S. only).

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